Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 12, 2014, with respect to the consolidated financial statements, schedules and internal control over financial reporting in the Annual Report of Universal Electronics Inc. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Universal Electronics Inc. on Forms S-8 (File No. 33-66426, effective July 23, 1993, File No. 333-09021, effective August 14, 1996; File No. 333-23985, effective March 26, 1997; File No. 333-91101, effective November 17, 1999; File No. 333-95715, effective January 31, 2000; File No. 333-47378, effective October 5, 2000; File No. 333-103038, effective February 7, 2003, File No. 333-117782, effective July 30, 2004, File No. 333-149926, effective March 27, 2008, and File No. 333-175345, effective July 5, 2011).
/s/ GRANT THORTON LLP
Irvine, California
March 12, 2014